USCF MUTUAL FUNDS TRUST

EXPENSE LIMITATION AGREEMENT

USCF COMMODITY STRATEGY FUND CLASS A AND CLASS I

This Expense Limitation Agreement (this “Agreement”) is by and between USCF Advisers, LLC (the “Adviser”) and USCF Mutual Funds Trust (the “Trust”), on behalf of the USCF Commodity Strategy Fund (the “Fund”), a series of the Trust.

RECITALS

WHEREAS, the Trust is an open-end management investment company organized under the laws of the State of Delaware and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Adviser is a Delaware limited liability company and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended;

WHEREAS, the shares of beneficial interest in the Fund may be issued in one or more classes and the Trust is authorized to issue Class A and Class I shares of the Fund (each, a “Class”) as of the date of this Agreement.

WHEREAS, the Trust and the Adviser have entered into an investment advisory agreement dated October 13, 2016 (the “Advisory Agreement”) pursuant to which the Adviser provides investment management services to the Fund for compensation based on the value of the average daily net assets of the Fund;

WHEREAS, the Trust and the Adviser have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of each Class below the levels to which the Class might otherwise pay.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1.	Expense Limitation
a.	Expense Limitation. To the extent that the total annual operating expenses (as calculated in accordance with Form N-1A) incurred by a Class (including expenses incurred by any wholly-owned subsidiary) exceed the Maximum Total Annual Operating Expenses Limit for that Class as defined in Section 1(b) below, such excess amount (the “Excess Amount”) shall be the liability of the Adviser. Notwithstanding, the Adviser shall not be liable for any Excess Amount attributable to interest expenses, taxes, brokerage commissions, expenses that are capitalized in accordance with generally accepted accounting principles, expenses related to short sales, acquired fund fees and expenses, and extraordinary expenses.

b.	Maximum Total Annual Operating Expenses Limit. The Maximum Total Annual Operating Expenses Limit with respect to the Class A shares of the Fund in any fiscal year shall be 1.30% (excluding interest expenses, taxes, brokerage commissions, expenses that are capitalized in accordance with generally accepted accounting principles, expenses related to short sales, acquired fund fees and expenses, and extraordinary expenses) of the Fund’s average daily net assets. The Maximum Total Annual Operating Expenses Limit with respect to the Class I shares of the Fund in any fiscal year shall be 0.95% (excluding interest expenses, taxes, brokerage commissions, expenses that are capitalized in accordance with generally accepted accounting principles, expenses related to short sales, acquired fund fees and expenses, and extraordinary expenses) of the Fund’s average daily net assets.
c.	Method of Computation. To determine the Adviser’s liability with respect to the Excess Amount, each month the total operating expenses attributable each Class shall be annualized as of the last day of the month. If the annualized total operating expenses for any month exceed the applicable Maximum Total Annual Operating Expenses Limit for that Class, the Adviser shall first waive or reduce its investment advisory fee for such month by an amount sufficient to reduce the annualized total operating expenses for that Class to an amount no higher than the applicable Maximum Total Annual Operating Expenses Limit. If the amount of the waived or reduced investment advisory fee for any such month is insufficient to pay the Excess Amount, the Adviser may also remit to the Class an amount that, together with the waived or reduced investment advisory fee, is sufficient to pay such Excess Amount.
d.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the Class in order that the amount of the investment advisory fees waived or reduced and other payments remitted by the Advisor to the Class with respect to the previous fiscal year shall equal the Excess Amount.
2.	Recoupment of Expense Reimbursements and Waived Management Fees
a.	Recoupment. If, in any fiscal year in which the Advisory Agreement is in effect for the Fund, a Class’s estimated total annual operating expenses for the fiscal year are less than the Maximum Total Annual Operating Expenses Limit for that year, the Adviser shall be entitled to recoup from such Class, in whole or in part as provided below, of the payments remitted by the Adviser to such Class pursuant to Section 1 hereof. The total amount of recoupment to which the Adviser may be entitled (the “Recoupment Amount”) shall equal, at any time, the sum of all payments remitted by the Adviser to a Class of the Fund pursuant to Section 1 hereof that are not considered “Stale,” less any recoupment previously paid by such Class to the Adviser pursuant to Section 2(b) hereof with respect to such waivers and payments. Payments become “Stale” and are not permitted to be included in the Recoupment Amount calculation three (3) years after they were originally paid. The Recoupment Amount shall not include any additional charges or fees whatsoever, including, e.g., interest accruable on the Recoupment Amount.
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b.	Method of Computation. To determine a Class’s Recoupment Amount, if any, each month the total operating expenses attributable the Class shall be annualized as of the last day of the month. If the annualized total operating expenses of the Class for any month are less than the Maximum Total Annual Operating Expenses Limit of such Class, such Class shall pay to the Adviser an amount sufficient to increase the annualized total operating expenses of that Class to an amount no greater than the Maximum Total Annual Operating Expenses Limit of that Class, provided that such amount paid to the Adviser will in no event exceed the total remaining Recoupment Amount for the Class.
c.	Year-End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the Adviser in order that the actual total annual operating expenses of a Class for the prior fiscal year (including any Recoupment Amount payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Other Expenses Limit.
d.	Limitation of Liability. The Adviser shall look only to the assets of a Class of a Fund for which it waived fees or remitted payments for recoupment under this Agreement and for payment of any claim hereunder, and neither the Fund, a Class, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future shall be personally liable therefor.
3.	Term and Termination of Agreement. This Agreement will become effective on the date that the Fund commences operations and will continue in effect for 16 months after the effective date of the Fund’s registration statement. This Agreement may be extended upon agreement of the parties. This Agreement shall terminate automatically upon the termination of the Advisory Agreement and may be terminated at any time without penalty only by the Trust’s Board of Trustees.
4.	Miscellaneous.
a.	Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.
b.	Interpretation. Nothing herein contained shall be deemed to require the Trust or the Fund to take any action contrary to the Trust’s Declaration of Trust, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Fund.
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c.	Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the management fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Advisory Agreement or the 1940 Act.
d.	Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of Delaware, without reference to the conflict of laws principles thereof.
e.	Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of January 19, 2017.

USCF MUTUAL FUNDS TRUST

By:	/s/ John P. Love
Name:	John P. Love
Title:	President

USCF Advisers LLC

By:	/s/ John P. Love
Name:	John P. Love
Title:	President

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